UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2017

Agritech Worldwide, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	001-32134	36-4197173
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1101 Campus Drive

Mundelein, Illinois  60060

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 549-6002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2017, Jonathan Kahn and Morris Garfinkle provided Agritech Worldwide, Inc. (the “Company”) with notices of their resignation from the Company’s Board of Directors (the “Board”) and Jonathan Kahn’s resignation as the Company’s Chief Executive Officer, effective immediately. Messrs. Garfinkle and Kahn’s resignations were not the result of any dispute or disagreement with the Company.

Item 8.01	Other Events.

On March 31, 2017, the Company received a notice of default from GKS Funding LLC, as administrative agent under the Loan Agreement (as defined below) (“GKS Funding”) stating that the Company is in default of a loan (the “Loan”) made pursuant to that certain Loan and Security Agreement by and among the Company, GKS Funding and the lenders named therein, which include Messrs. Garfinkle and Kahn (the “Lenders”), dated as of February 1, 2017 (the “Loan Agreement”), for failure to make a scheduled interest payment on the Loan that was due on March 31, 2017. If such failure described above is not cured within the 15-day cure period, which is April 15, 2017, the Lenders (through GKS Funding, as administrative agent under the Loan Agreement) intend to exercise all rights and remedies available to them under the Loan Agreement, related note and applicable law, which will include foreclosing on the collateral under the Loan Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2017	Agritech Worldwide, Inc.

By: /s/ Edward B. Smith
Name: Edward B. Smith
Title: Director

3